Exhibit 5.1

ONE FEDERAL PLACE 1819 5TH AVENUE NORTH, SUITE 1100 BIRMINGHAM, ALABAMA 35203-2122 205-244-5200 FAX 205-244-5400 www.joneswalker.com

January 26, 2016

River Financial Corporation

P O Box 680249

Prattville AL 36068

RE:	Registration Statement on Form S-8

River Financial Corporation 2006 Stock Compensation Plan

River Financial Corporation 2015 Incentive Stock Compensation Plan

River Bank & Trust Director Warrants

Keystone Bank 2007 Incentive Stock Compensation Plan

Keystone Bank Director Warrants

Ladies and Gentlemen:

We have acted as counsel to River Financial Corporation (the “Company”) in connection with the registration with the Securities and Exchange Commission (the “Commission”) on Form S-8 (the “Registration Statement”) of 242,000 shares of the Company’s common stock, $1.00 par value (“Common Stock”), which may be issued in connection with the Company’s 2006 Stock Compensation Plan, 300,000 shares of Common Stock which may be issued in connection with the 2015 Incentive Stock Compensation Plan, 135,000 shares of Common Stock which may be issued in connection with the River Financial Warrants, 36,000 shares to be issued pursuant to Keystone Bank Warrants, and 45,000 shares of Common Stock which may be issued in connection with the Keystone Bank 2007 Incentive Stock Compensation Plan (collectively, the “Plans”).

In connection with the opinions expressed in this letter, we have examined originals, or copies, certified or otherwise identified to our satisfaction, of the Registration Statement in the form in which it is being filed with the Commission and such corporate records, certificates, and documents, as we deemed necessary for the purpose of this opinion. We have assumed, without making any inquiry into the reasonableness or validity thereof, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic and complete original documents of all documents submitted to us as

ALABAMA  ●  ARIZONA  ●  CALIFORNIA   ●  DISTRICT OF COLUMBIA  ●  FLORIDA  ●  GEORGIA  ●   LOUISIANA  ●  MISSISSIPPI  ●

NEW YORK  ●  OHIO  ●   TEXAS

River Financial Corporation

January 26, 2016

copies. We have reviewed certificates and made such inquiries of public officials, and have made such review of laws, as we consider necessary for purposes of this letter. We have relied as to matters of fact upon the above documents.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. The shares of Common Stock to be issued under the Plans (the “Shares”) have been duly authorized; and

2. When the Registration Statement is effective and the Shares have been issued in accordance with the terms and conditions of the Plans, the Shares will be validly issued, fully paid and non-assessable.

Regardless of the states in which members of this firm are admitted to practice, this letter is limited to the laws of the State of Alabama as in effect on the date hereof. Our opinion is rendered as of the date set forth above, and we disclaim any obligation to advise you of any changes in circumstances or laws that may occur after this date or to otherwise update this letter. The opinion in this letter is provided to you as a legal opinion only, and not as guaranty or warranty of the matters discussed herein. Our opinion is limited to the matters expressly stated herein, and no other opinions may be implied or inferred.

We consent to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Commission.

Very truly yours,

/s/ Jones Walker LLP

Jones Walker LLP